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                                                            Exhibit 99.8

January 29, 1999


Patriot American Hospitality, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas  75207
Attn.:  William W. Evans III

Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas  75207
Attn.:  Leslie Ng

Ladies and Gentlemen:

Reference is made to (i) that certain letter agreement (the "Standstill Agreement") dated December 14, 1998 between Patriot American Hospitality, Inc. and Wyndham International, Inc. (collectively, the "Companies") and UBS AG, London Branch (acting through its agent Warburg Dillon Read LLC, "UBS-LB"), (ii) that certain letter agreement dated December 22, 1998 between the Companies and UBS-LB (the "Initial Standstill Period Implementation Letter"), (iii) that certain letter agreement dated January 4, 1999 delivered to the Companies by UBS-LB (the "Standstill Period Acknowledgment Letter") and (iv) the Forward Agreement and the Purchase Agreement (each as defined in the Standstill Agreement). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them under the Forward Agreement or the Standstill Agreement, as the context shall require.

In consideration of the mutual covenants contained herein and in the agreements referred to above, the parties hereto agree as follows:

1. Subject to the satisfaction of the Standstill Extension Conditions as set forth and defined in paragraph 2 below:

a) Section 7 of the Standstill Agreement (and the Standstill Acknowledgment Letter) shall be amended such that the term "January 31, 1999" shall be replaced by the term "February 15, 1999", so that the Standstill Period is hereby extended until the earlier of the closing or the termination of the transaction contemplated by the letter of intent filed as Exhibit 99.1 to the Companies' Current Report on Form 8-K dated December 16, 1998, but in no event later than February 15, 1999 (the "Standstill Period Extension"); and

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b) Section 8 of the Standstill Agreement shall be amended such that the term
"$5.00" shall be replaced by the term "$4.50".

2. The Standstill Period Extension contemplated herein shall not be effective unless on or before February 1, 1999, all of the following conditions are satisfied (the "Standstill Extension Conditions"):

a) Both NationsBank and PaineWebber, in their respective capacities as counterparties to the Companies with respect to the Companies' other forward equity transactions, shall have executed standstill agreements (or amendments thereto) in form and substance reasonably satisfactory to UBS covering the period beginning on February 1, 1999 and ending on February 15, 1999 (both dates inclusive);

b) The lenders have consented to the Amendment and Restatement of the $2,700,000,000 Senior Credit Facilities in accordance therewith, and such Amendment and Restatement (including without limitation the amended maturity dates and the amended waivers therein) is therefore in full force and effect, all as contemplated by the Summary of Terms and Conditions contained in that certain Patriot American Hospitality, Inc. Confidential Amendment Memorandum dated January 1999 and prepared by Chase Securities, Inc. (the "Chase Confidential Amendment Memorandum"); and

c) The Companies shall deliver Paired Shares to UBS-LB as necessary so that the value of all of the Paired Shares held as collateral as of Wednesday, January 27, 1999 (as measured by the closing price on such date) shall be no less than 125% of the Settlement Amount on such date.

3. For the avoidance of doubt, even if the Standstill Extension condition described in paragraph 2(a) above is satisfied, the Standstill Period will be terminated under Section 8 of the Standstill Agreement if any of the counterparties to the Companies' other forward equity transactions sells or agrees to sell any Paired Shares.

4. For the avoidance of doubt, the Standstill Period shall terminate immediately if any of the events in clause (ii) under "Waivers and Amendments" in the Chase Confidential Amendment Memorandum result in the termination of the waiver contemplated therein.

5. The Companies acknowledge that they will continue to deliver Paired Shares to UBS-LB as required under the Forward Agreement so that the value of all of the Paired Shares held as collateral on any Interim Settlement Date (as measured by the closing price on such date) shall be no less than 125% of the Settlement Amount on such date. For this purpose, the Companies agree that every Wednesday shall be an Interim Settlement Date, and that the Companies shall deliver the requisite number of Paired Shares on the Friday immediately following such Wednesday. The Companies shall cure any discrepancy no later than the Business Day immediately following receipt of written notification of such discrepancy by UBS-LB. Failure to meet any of the requirements of this paragraph 5 shall result in an immediate termination of the Standstill Period.


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6. At any time that the Standstill Period or a successor standstill period is not in effect (whether by termination or by expiration or otherwise), the Companies will pay a penalty for each Exchange Trading Day that UBS-LB is prevented from selling Paired Shares either because a black-out has been imposed by the Companies or because such Paired Shares are not the subject of an effective registration statement (such penalty, a "Daily Black-Out Penalty" and any such Exchange Trading Day, a "Penalty Day"). The amount of such Daily Black-Out Penalty shall vary, depending the number of consecutive Exchange Trading Days that such Daily Black-Out Penalty has been applicable. The amount of the Daily Black-Out Penalty shall be (i) zero for each of the first three consecutive Penalty Days, (ii) $15,000 for each of the next 10 consecutive Penalty Days and (iii) $25,000 for each consecutive Penalty Day thereafter. The amount of any Daily Black-Out Penalty shall be due within 2 Business Days after written notification by UBS-LB of any amounts that are due (the timing of such notification to be any time at UBS-LB's sole discretion on or after the Penalty Day or Penalty Days to which such amount or amounts relate).


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         This letter agreement shall be governed by and construed in accordance with laws of the State of New York without reference to choice of law doctrine.

Sincerely,

UBS AG, London Branch

By:/s/ Robert Morgan                           By:/s/ Gerard Lionetti
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Name:                                          Name:
Title:                                         Title:
Date:                                          Date:

AGREED TO AND ACCEPTED

Patriot American Hospitality, Inc.

By:/s/ William W. Evans III
   -------------------------
Name:
Title:
Date:


Wyndham International, Inc.

By:/s/ William W. Evans III
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Name:
Title:
Date:


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